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                         [LATHAM & WATKINS LETTERHEAD]




U.S. Bank National Association                                       EXHIBIT 5.2
One Illinois Center
111 East Wacker Drive -- Suite 3000
Chicago, Illinois 60601

                           Re:      Discover Bank
                                    Discover Card Master Trust I,
                                    Series [    ] Investor Certificates

Ladies and Gentlemen:

                  We have acted as counsel to Discover Bank (formerly Greenwood Trust Company) ("Discover Bank") in connection with the transactions contemplated by the Pooling and Servicing Agreement, dated as of October 1, 1993, between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee (the "Trustee"), as amended on or prior to the date hereof (the "Pooling and Servicing Agreement"), as supplemented by the Series Supplement between Discover Bank and the Trustee, dated as of [ ] (the "Series Supplement"). Pursuant to the Pooling and Servicing Agreement, Discover Bank has sold or otherwise conveyed certain Discover Card receivables to the Discover Card Master Trust I (the "Trust"). The Trust will issue the Discover Card Master Trust I, Series [ ] Investor Certificates pursuant to the Series Supplement. The Trust previously has issued other series of investor certificates, and is expected to issue one or more additional series of investor certificates from time to time in the future.

                  Except as the context clearly requires otherwise, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Pooling

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and Servicing Agreement or the Series Supplement. As used herein "Lien," in addition to the meaning ascribed to such term in the Pooling and Servicing Agreement, means statutory and non-consensual liens. As used herein, "Receivables" includes only those Receivables which are sold as part of a securitization transaction and does not include any Receivables relating to Additional Accounts or the proceeds thereof. The term "UCC" means the Uniform Commercial Code as in effect in the State of New York. The phrase "security interest" is used herein as defined in Section 1-201(37) of the UCC and includes any interest of a buyer of accounts or chattel paper which is subject to Article 9 of the UCC.

                  In our capacity as such counsel, we have examined originals or copies of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. These records, documents and instruments include the following (the "Relevant Documents") for purposes of this opinion letter:

                  (i)      the Pooling and Servicing Agreement;

                  (ii)     the Series Supplement;

                  (iii) a certificate dated as of the date hereof of a senior financial officer of Discover Bank;

                  (iv) a certificate dated as of the date hereof of an officer of the Trustee; and

                  (v) an opinion of Young Conaway Stargatt & Taylor, LLP (the "Delaware Counsel Opinion") dated as of the date hereof with respect to certain matters of Delaware law.

                  Discover Bank, as a Delaware-chartered bank insured by the Federal Deposit Insurance Corporation (the "FDIC"), is not eligible to be a debtor under the Bankruptcy Code (11 U.S.C. ss. 1 et seq.). Rather, should Discover Bank become insolvent, it would be the subject of a conservatorship or receivership proceeding. Under the Federal Deposit Insurance Act (12 U.S.C. ss. 1811 et seq.), as amended (the "FDIA" or "Act"), the FDIC is the organization most likely to be appointed the conservator or receiver in such a proceeding involving Discover Bank. If the FDIC were appointed the receiver or conservator of Discover Bank pursuant to Section 1821(c)(3) of the Act, the FDIC may exercise the powers conferred upon a receiver or conservator by Delaware law and, in addition, may exercise the powers conferred on the FDIC by the Act as if Discover Bank were a federal depository institution for which the FDIC had been appointed conservator or receiver. Under Section 1821(c)(4) of the Act, the FDIC may appoint itself as conservator or receiver of Discover Bank and, pursuant to such appointment, may exercise the powers conferred on the FDIC by the Act as if Discover Bank were a federal depository institution, except that, under Section 1821(c)(13) of the Act, the FDIC shall apply certain aspects of Delaware law.

                  We have reviewed the FDIC Statement of Policy Regarding Treatment of Security Interests After Appointment of the FDIC as Conservator or Receiver, 58 Fed. Reg. 16833 (1993)


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(the "Policy Statement"), and the Treatment by the Federal Deposit Insurance
Corporation as Conservator or Receiver of Financial Assets Transferred by an Insured Depository Institution in Connection with a Securitization or Participation, 65 Fed. Reg. 49189 (2000), which is also discussed below (the "Final Rule"). Other than the Policy Statement and the Final Rule, no applicable regulations of the FDIC have been promulgated pursuant to Section 1821(d)(1) of the FDIA regarding the conduct of conservatorships or receiverships under the Act; nor are we aware of any cases that have been decided under those sections of the FDIA and which are applicable by analogy to the transactions herein contemplated other than certain cases decided under Section 1821(d) and Section 1823(e) of the Act, which cases did not affect our opinions expressed in respect of the Act. We also note that neither the Policy nor the Final Rule have been judicially interpreted to date. Accordingly, until such time as a body of jurisprudence develops interpreting the relevant sections of the FDIA, the Policy Statement or the Final Rule, our analysis and the opinions expressed herein with respect to the Act, the Policy Statement and the Final Rule are not and cannot be rendered nor relied upon to the same extent as opinions rendered in areas of law where there exists a well-developed jurisprudence. To the extent the opinions herein rely on letters issued by the FDIC or its staff, we note that it is the policy of the FDIC not to issue binding advisory opinions as to positions it would adopt in hypothetical situations that arise in future receiverships or conservatorships of insured depository institutions and that the FDIC's actions as receiver or conservator are determined on a case by case basis, in accordance with applicable laws and in light of the specific factual situations. Subject to the foregoing limitations, such analysis and opinions are based upon our interpretation of the statutory language of the Act and the legal principles that we believe a court would employ in a conservatorship or receivership case arising under the Act.

                  We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only United States federal law and the laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. You understand that the transactions that are the subject of the opinions set forth in this opinion letter involve significant matters governed by Delaware law and, insofar as such matters are governed by Delaware law, we refer you to the Delaware Counsel Opinion. The opinions expressed herein are subject to the applicable assumptions, qualifications and limitations set forth in the Delaware Counsel Opinion.

                  We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies.

                           I.     ASSUMPTIONS OF FACT

                  In rendering the opinions set forth in this opinion letter, we have made no independent investigation of the facts referred to herein and have relied for the purpose of

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rendering this opinion letter exclusively on facts set forth in each of the
Relevant Documents and in officer's certificates from authorized officers of Discover Bank and the Trustee, including the representations and warranties contained therein, and on the facts and assumptions set forth below, in each case which we assume have been and will continue to be true.

                  The Pooling and Servicing Agreement, the Series Supplement and the receipt of the consideration for Discover Bank's obligations thereunder were approved by the Executive Committee of the Board of Directors of Discover Bank, and such approval is reflected in the minutes of such Executive Committee of the Board of Directors. Each such agreement has been and will be, continuously from the time of execution thereof, an official record of Discover Bank. Each such agreement and the transactions contemplated thereby are not subject to a cease and desist order made under Section 1818(b)(6)(D) of the Act, and are not inconsistent with any formal or informal enforcement action by a bank regulatory agency.

                  Discover Bank received or will receive reasonably equivalent value in return for the transfer to the Trust of its interest in the Receivables and the proceeds thereof. To the extent such a transfer is deemed not to constitute an absolute transfer, Discover Bank has granted a security interest to the Trust in the Receivables. The Pooling and Servicing Agreement is consistent with the terms that would result from arm's-length negotiations between Discover Bank and the Investor Certificateholders (as such term is defined in the Pooling and Servicing Agreement) and was entered into in the ordinary course of Discover Bank's business.

                  Neither Discover Bank nor the Trustee has, in contemplation of the insolvency of Discover Bank or with the intent to hinder, delay or defraud Discover Bank or its creditors: (i) executed the Pooling and Servicing Agreement; (ii) granted to the Trust or received from Discover Bank, as applicable, a security interest in the Receivables or the proceeds thereof;
(iii) caused, permitted or suffered the perfection or attachment of such security interest; or (iv) otherwise transferred the Receivables to the Trust or received the Receivables from Discover Bank, as applicable, pursuant to the Pooling and Servicing Agreement.

                  At the present time neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Lien (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement. With respect to Liens that require the filing of a financing statement, we are relying, with your permission, exclusively on the Delaware Counsel Opinion.

                  The Receivables are created under and are evidenced solely by Credit Agreements. There has been delivered to the Trustee a list of Accounts with respect to the Receivables, in accordance with the terms of the Pooling and Servicing Agreement.

                  All statements contained in certificates delivered to us by Discover Bank or the Trustee are accurate and correct including, without limitation, the certificate of Discover Bank to the effect that its chief executive office, chief place of business and the only office where it keeps records concerning the Receivables are located in the State of Delaware. We have further

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assumed that where a certification is made to the best knowledge of a person signing a certificate described in this paragraph, such person has knowledge of all of the relevant facts.

                               II.       OPINION

                  On the basis of the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof:

                  1. The Receivables constitute either "general intangibles" or "accounts," in each case as defined in Section 9-106 of the UCC. Under Section 9-103(3) of the UCC, the perfection and the effect of perfection or non-perfection of a security interest in the Receivables are governed by Delaware law, as to which we understand you are relying solely on the Delaware Counsel Opinion.

                  2. If the transfer of the Receivables and the proceeds thereof to the Trust pursuant to the Pooling and Servicing Agreement constitutes an absolute transfer of the Receivables and the proceeds thereof to the Trust, then such absolute transfer transfers to the Trust all of the right, title and interest of Discover Bank in and to the Receivables and the proceeds thereof.

                           A. Qualification with Respect to Receivables that Constitute "Accounts."

                           To the extent that any Receivables constitute "accounts," the ownership interest of the Trust in such Receivables is subject to the same limitations applicable to the perfection and priority of the security interest created by the Pooling and Servicing Agreement in Receivables in favor of the Trust. See UCC ss. 9-102(1). To the extent our opinion in this paragraph 2 relates to such perfection and priority, we refer you to the Delaware Counsel Opinion.

                           We call to your attention that Section 9-318(3) of the UCC provides in effect that the Obligor in respect of a Receivable is authorized to make payments to Discover Bank until such Obligor receives notification that such Receivable has been assigned to the Trust and that payment thereof is to be made to the Trust. Accordingly, unless and until such Obligor is so notified and directed, all payments made to Discover Bank (or to a subsequent assignee if Discover Bank should make a subsequent assignment of such Receivable and notify such Obligor of such assignment and direct such Obligor to make payments to such subsequent assignee) in respect of such Receivable will discharge a corresponding amount of such Receivable, and the amount of such payment may not be recovered from the applicable Account Obligor. We note that Discover Bank is the Servicer for the Discover Bank Discover Card Accounts and that Section 4.03 of the Pooling and Servicing Agreement provides that if, at any time with respect to any Servicer, any of certain conditions occurs, thereafter such Servicer shall deposit an amount equal to the Required Daily Deposit with respect to such Servicer in the Collections

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         Account not later than two Business Days following the Date of
         Processing of such Collections.

                           B. Qualifications with Respect to Receivables that Constitute "General Intangibles."

                           To the extent that any Receivables constitute "general intangibles," the ownership interest of the Trust in such Receivables is not subject to the provisions of the UCC. See Official Uniform Comment 2 to ss. 9-102. With respect to such Receivables as exist on the date hereof, it is our opinion that no further action is required under the laws of the State of New York to protect the ownership interest of the Trust in such Receivables against creditors of, or subsequent purchasers from, Discover Bank except as set forth in the second following paragraph.

                           With respect to Receivables that constitute "general intangibles" and that come into existence after the date hereof, it is arguable that the Trust's ownership interest in such Receivables will be subject to such Liens as antedate the date on which any such Receivables come into existence. However, in our judgment a court, properly presented with the facts and arguments, should hold that the Trust's ownership interest in such Receivables is not subject to such Liens and that no further action is required to protect such ownership interest of the Trust against creditors of, or subsequent purchasers from, Discover Bank except as set forth in the following paragraph.

                           A result similar to that under Section 9-318(3) of the UCC noted supra, with respect to Receivables that constitute "accounts," will occur if the Obligors of Receivables constituting "general intangibles" are not directed to make payments to the Trust.

                  3. If the transfer is deemed not to be a sale, it would be treated as a loan secured by the property purported to be sold, in which event the Pooling and Servicing Agreement creates a valid security interest in favor of the Trust, in Discover Bank's right, title and interest in and to the Receivables and the proceeds thereof.

                  We note that Section 9-205 of the UCC provides that a "security interest is not invalid or fraudulent against creditors by reason of liberty in the debtor . . . to collect or compromise accounts or chattel paper .
 . . ." The omission of the phrase "general intangibles" from such portion of
Section 9-205 may permit the argument that the security interest in Receivables constituting "general intangibles" is invalid because of the provision of the Pooling and Servicing Agreement which provides that Discover Bank, with respect to Discover Bank Discover Card Accounts, will service and administer, and collect payments due under, the Receivables. However, in our opinion, for the reasons set forth below, the omission of the phrase "general intangibles" was not intended to limit the scope of the quoted provision of Section 9-205 to exclusively accounts and chattel paper, and the security interest granted by the Pooling and

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Servicing Agreement is not invalidated by the aforementioned provision of the
Pooling and Servicing Agreement.

                  The purpose of Section 9-205 was to specifically validate security interests in accounts and chattel paper without requiring the creditor to exercise dominion and control over such types of collateral and was specifically included in the Uniform Commercial Code because accounts receivable and inventory financings on the basis of collateral consisting of accounts and chattel paper were significant commercial transactions at the time of the promulgation of the Uniform Commercial Code by the National Conference of Commissioners on Uniform State Laws. See Official Uniform Comment 1 to ss. 9-205.

                  In our view, general intangibles were not mentioned in the quoted portion of Section 9-205 not because of an intent to exclude this type of collateral from the benefits extended to accounts and chattel paper but because financings on the basis of general intangibles were not a commercially significant method of finance at the time and, therefore, no consideration was given to including general intangibles in such portion of Section 9-205. Furthermore, invalidating a security interest in general intangibles because the debtor may collect the general intangibles is inconsistent with other provisions of the UCC.

                  Section 9-502(1), for example, provides that on default a secured party may notify an account debtor to make payments to the secured party whether or not the assignor was theretofore making collections on the collateral. Section 9-105 defines "account debtor" as a "person who is obligated on an account, chattel paper or general intangible." Thus, Section 9-502(1) presupposes that a debtor may be collecting from an account party that is an obligor on a general intangible, and such presupposition would be inconsistent with interpreting the omission of "general intangible" from Section 9-205 as invalidating security interests in general intangibles in circumstances where debtors collect from account parties on the general intangibles. See also
Section 9-318(3) (account party authorized to pay assignor until notified to pay assignee).

                  4. Subject to the discussion and qualifications in this letter, it is our opinion that (i) to the extent the transfer (without regard to the "legal isolation" condition) meets all conditions for sale accounting treatment under generally accepted accounting principles, the Receivables or proceeds thereof transferred to the Trust pursuant to the Pooling and Servicing Agreement that constitute "financial assets" under the Final Rule would not be reclaimed, recovered, or recharacterized as property of Discover Bank by the FDIC acting as conservator or receiver for Discover Bank, and (ii) the security interest granted in the Pooling and Servicing Agreement in favor of the Trust is enforceable in accordance with its terms to the extent of the Trust's actual direct compensatory damages as of the date of appointment of the FDIC as conservator or receiver, notwithstanding the insolvency of Discover Bank or the appointment of the FDIC as conservator or receiver of Discover Bank, except as may be limited otherwise by general principles of equity; however, in our opinion, the insolvency of Discover Bank in and of itself would not be a proper basis for a court, if properly presented, to permanently enjoin the Trustee's rights to enforce its security interest. Furthermore, in the event of the insolvency of, or

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appointment of a receiver or conservator with respect to, Discover Bank, the enforceability of such security interest may be subject to the restrictions and limitations contained in the Act.

                  A. Under Section 1821(d)(12) of the Act, a court is required to grant a stay requested by a conservator or receiver of an insured depository institution, such as Discover Bank, of any judicial action or proceeding to which such insured depository institution is or becomes a party. Such conservator or receiver may request such a stay for a period not in excess of (i) 45 days in the case of a conservator and (ii) 90 days in the case of a receiver. In addition, under Section 1821(d)(3) of the Act, the FDIC as receiver has the power to determine claims of creditors of a closed depository institution in accordance with regulations of the FDIC promulgated pursuant to Section 1821(d)(4) of the Act, and the requirements of Section 1821(d) of the Act, including
                           Section 1821(d)(11) which establishes the priority of claims. Nevertheless, no regulations have been promulgated under Section 1821(d)(4) of the Act as of the date hereof and the priority provisions of 12 C.F.R.ss.360.3 have been expressly amended to not apply to any conservatorships or receiverships occurring after August 10, 1993. In addition,
                           Section 1821(d)(11), while prioritizing the claims against the closed depository institution, does not determine the enforceability of a security interest in the assets thereof.

                  B. In general, under Section 1821(d)(5) of the Act, before the end of the 180-day period beginning on the date any claim against a depository institution is filed with the FDIC as receiver, the FDIC shall determine whether to allow or disallow the claim and shall notify the claimant of any determination with respect to such claim unless such 180-day period is extended by written agreement between such claimant and the FDIC. However, Section 1821(d)(8) of the Act directs the FDIC to establish a procedure outside the general claims procedure for expedited relief for claimants who --

                                      (i)    allege the existence of legally
                                valid and enforceable or perfected security interests in assets of any depository institution for which the FDIC has been appointed receiver; and

                                      (ii)   allege that irreparable injury
                                will occur if the routine claims procedure is followed.

                  To date, no such procedures have been established by the FDIC. With respect to self-help liquidation of collateral by secured claimants in FDIC receiverships of insured depository institutions generally, we call to your attention the letter dated December 15, 1989 from John L. Douglas, General Counsel of the FDIC, to Ms. Frances R. Bermanzohn, Senior Vice President

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        and General Counsel of the Public Securities Association, a copy of which is attached hereto (the "Letter").

                  C. Section 1821(d)(9) of the Act states that, subject to an exception not material for the purposes hereof, any agreement that does not meet the requirements set forth in Section 1823(e) of the Act shall not form the basis of, or substantially comprise, a claim against the receiver or the FDIC. Among the requirements contained in Section 1823(e) is:

                            (2) [the agreement] was executed by the depository
                        institution and any person claiming an adverse interest thereunder, including the obligor, contemporaneously with the acquisition of the asset by the depository institution. . . .

                  Arguably, the "contemporaneous" requirement of Section 1823(e) could defeat the security interest of the Trust in any Receivables not created contemporaneously with the execution of the Pooling and Servicing Agreement. However, although there are no judicial decisions based on directly similar facts nor any analogous judicial decisions, based on the considerations set forth below, it is our view that a court, if properly presented with the facts and arguments, should hold that the "contemporaneous" requirement of Section 1823(e) does not defeat the enforceability of the security interest of the Trust with respect to Receivables not created contemporaneously with the execution of the Pooling and Servicing Agreement. With respect to Receivables created after the date hereof, we refer you to our discussion of such future Receivables infra.

                  Section 1823(e) of the Act is a re-enactment of the last paragraph of Section 1823(e) of the FDIA (the "Prior Section 1823(e)") with certain additions not relevant for the following discussion. We are not aware of any reported decisions interpreting Prior Section 1823(e) or Section 1823(e) of the Act in a fact situation similar to that presented by the Pooling and Servicing Agreement. Furthermore, the decisions of which we are aware interpreting Section 1823(e) of the Act did not interpret the "contemporaneous" requirement; nor do they, in our view, diminish the applicability of decisions interpreting or applying Prior Section 1823(e).

                  The reported decisions of which we are aware interpreting Prior Section 1823(e) or Section 1823(e) involve circumstances which would condition or excuse performance of otherwise valid, although possibly voidable, obligations in favor of banks, such as a loan by such bank to a borrower. In those instances, the requirements of Prior Section 1823(e) or Section 1823(e) serve to ensure appropriate consideration of unusual loan transactions by senior bank officials and prevent fraudulent insertion of new terms, with the collusion of bank employees, when a bank appears headed for failure. See Langley v. FDIC, 484 U.S. 86, 92 (1987); see also Thigpen v. Sparks, 1993 U.S. App. Lexis 2273 (5th Cir. 1993). But see North Arkansas Med. Ctr. v. Barrett, 962 F.2d 780 (8th Cir. 1992) (affirming the dismissal of a claim by a depositor of an insolvent savings and loan association ("S&L") that the depositor had a perfected security

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interest in certain assets held by the S&L to secure the S&L's obligations under certain certificates of deposit because of the depositor's failure to comply with Section 1823(e)). In addition, the requirements serve to protect the FDIC from private or secret agreements that were not reflected in a failed institution's records. E.g., Aurora Shores Homeowners Ass'n v. Federal Deposit Ins. Corp., 2 F.Supp. 2d 975, 978 (N.D. Ohio 1998); Advantage Group Inv., Inc.
v. Pacific Southwest Bank, 972 S.W.2d 866 (Tex. App. 1998).

                  Because of the concerns prompted in the financial industry by the decision in North Arkansas Medical Center, the FDIC promulgated the Policy Statement, which applies to all security agreements to which an insured depository institution is a party regardless of the date of such agreements, if the FDIC is or was appointed conservator or receiver of such institution on or after August 9, 1989. In 1994, after the adoption of the Policy Statement by the FDIC, Congress amended Section 1823(e) of the FDIA to codify the Policy Statement as it relates to deposits by government agencies.

                  The FDIC made the following assumptions in the Policy
Statement:

                  (a) the agreement was undertaken in the ordinary course of business, not in contemplation of insolvency, and with no intent to hinder, delay or defraud the institution or its creditors; (b) the secured obligation represents a bona fide and arm's length transaction; (c) the secured party or parties are not insiders or affiliates of the Institution; (d) the grant or creation of the security interest was for adequate consideration; and (e) the security agreement evidencing the security interest is in writing, was approved by the Institution's board of directors or loan committee (which approval is reflected in the minutes of a meeting of the board of directors or committee), and has been, continuously from the time of its execution, an official record of the Institution.

58 Fed. Reg. 16834 (1993). See also Letter from Cristeena G. Naser, Attorney at the FDIC, FDIC 94-10 (Mar. 2, 1994) (restating the assumptions). Provided that these assumptions and all of the other statutory requirements of Section 1823(e) are met, the Policy Statement states the FDIC's interpretation of the "contemporaneous" requirement of Sections 1821(e) and 1823(e) and its policy that the FDIC, acting as conservator or receiver for a depository institution, will not seek to avoid an otherwise legally enforceable and perfected security interest solely because the security agreement granting or creating such security interest does not meet the "contemporaneous" requirement of Sections [1821](d)(9), [1821](n)(4)(I), and [1823](e) of the Act.
                  Specifically, the FDIC will not seek to avoid such a security interest solely because the secured obligation or collateral subject to the security interest (a) was not acquired by the Institution contemporaneously with the approval and execution of the security agreement granting the security interest and/or (b) may change, increase, or be subject to substitution from time to time during the period that the security interest is enforceable and perfected.

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                  Id.

                  In addition, the FDIC recently adopted the Final Rule, which became effective on September 11, 2000, and which addresses the treatment by the FDIC, as conservator or receiver of an insured depository institution, of financial assets transferred by the institution in connection with a securitization transaction. With respect to the "contemporaneous" requirement, the Final Rule provides as follows:

                  The FDIC shall not seek to avoid an otherwise legally enforceable securitization agreement or participation agreement executed by an insured depository institution solely because such agreement does not meet the "contemporaneous" requirement of sections [1821](d)(9), [1821](n)(4)(I), and
                  [1823](e) of the Federal Deposit Insurance Act . . . .

                  12 C.F.R.ss.360.6(f); 65 Fed. Reg. 49192 (2000).  The Final
Rule provides that it may be repealed or amended by the FDIC upon 30 days' notice, but any such repeal or amendment will not apply to any transfers of financial assets made in connection with a securitization that was in effect before such repeal or modification.

                  With regard to the security interest of the Trust created by the Pooling and Servicing Agreement, the Policy Statement and the Final Rule preclude, in our view, challenges by the FDIC to the enforceability of such security interest in both (i) existing Receivables not created contemporaneously with the execution of the Pooling and Servicing Agreement (including investment proceeds arising in the future from existing Receivables), and (ii) Receivables that come into existence after the execution of the Pooling and Servicing Agreement.

                  Moreover, in contrast to the situations in the decisions we reviewed involving Prior Section 1823(e) or Section 1823(e), which involved the conditioning or excusing of an obligor's obligation, the obligations of Obligors in respect of Receivables are unaffected by the Pooling and Servicing Agreement. The purpose of the Pooling and Servicing Agreement is not to provide for the release or modification of Obligors' obligations but to provide for the transfer of Receivables to the Trust in return for consideration and, to the extent such transfer is deemed not to constitute an absolute transfer, the grant of a security interest in such Receivables to the Trust. In that regard, we are informed that Discover Bank's grant or creation of a security interest in the Receivables represents a bona fide and arm's length transaction for adequate consideration. We are also informed that the Pooling and Servicing Agreement was undertaken in the ordinary course of business, not in contemplation of insolvency, and with no intent to hinder, delay or defraud Discover Bank or its creditors. Finally, the Pooling and Servicing Agreement is in writing and Discover Bank has informed us that such agreement was approved by the Executive Committee of its Board of Directors as reflected in the resolutions of the Executive Committee, and has been, continuously from the time of its execution, an official record of Discover Bank.

                  With regard to the FDIC's non-affiliation assumption, we are informed that the Certificateholders (as such term is defined in the Pooling and Servicing Agreement), the beneficiaries of the security interest in the Receivables, are not affiliates or insiders of Discover Bank. Furthermore, the policies underlying Section 1823(e) and the Policy Statement suggest that the FDIC, acting as conservator or receiver for Discover Bank, would not seek to avoid the security interest in the Receivables. Both Section 1823(e) and the Policy Statement serve to prevent secret and collusive agreements between failing banks and third parties, including their secured creditors, which are not for adequate consideration. See Langley, 484 U.S. at 86; Thigpen, 983 F.2d at 644. Even if the Trust is treated as an insider or affiliate of Discover Bank, thereby falling outside of the express assumptions of the Policy Statement, the above concerns are inapplicable in the instant circumstance. The Pooling and Servicing Agreement discloses in full the entire terms of the transaction contemplated thereby and represents a bona fide and arm's length transaction for adequate consideration. Moreover, as indicated above, we are informed that such agreements have been approved by the Executive Committee of the Board of Directors. We are also informed that Discover Bank received consideration which it believes to be reasonably equivalent and fair consideration for the transfer of Receivables.

                  The Final Rule indicates the FDIC's intent to respect otherwise legally enforceable securitization transactions similar to the transactions effected in the aggregate by the Relevant Documents, of which the Pooling and Servicing Agreement is a part, without regard to the satisfaction of the "contemporaneous" requirement in such transactions.

                  D. Section 1821(e)(1) of the Act permits any conservator or receiver of an insured depository institution to disaffirm or repudiate any contract or lease of such insured depository institution that such conservator or receiver determines, in its discretion, to be burdensome and the disaffirmance or repudiation of which will promote the orderly administration of the institution's affairs.

                  The Final Rule provides that, where (i) a transfer meets all conditions for sale accounting treatment under generally accepted accounting principles other than the "legal isolation" condition as it applies to institutions for which the FDIC may be appointed as conservator or receiver,
(ii) the insured depository institution received adequate consideration for the transfer of financial assets at the time of the transfer, and (iii) the documentation effecting the transfer of financial assets reflects the intent of the parties to treat the transaction as a sale (and not as a secured borrowing) for accounting purposes, that:

                  [t]he FDIC shall not, by exercise of its authority to disaffirm or repudiate contracts under [Section 1821(e)], reclaim, recover, or recharacterize as property of the institution or the receivership any financial assets transferred by an insured depository institution in connection with a securitization . . . .

                  12 C.F.R.ss.360.6(b), (c); 65 Fed. Reg. 49192 (2000).  A
"securitization" is defined as the issuance by a special purpose entity of beneficial debt or equity (or mixed debt/equity) interests: (i) the most senior class of which is rated at the time of issuance in one of the four highest long-term debt categories by one or more nationally recognized rating agencies, or (ii) which are sold in transactions by an issuer not involving a public offering for purposes of Section 4 of the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to Regulation S thereunder.
12 C.F.R.ss.360.6(a)(4); 65 Fed. Reg. 49191-92. We note that the Final Rule does not affect the FDIC's power to disaffirm or repudiate any agreement imposing continuing obligations or duties upon the insured depository institution in conservatorship or receivership, 12 C.F.R.ss.360.6(d); 65 Fed. Reg. 49192, although such repudiation generally should not result in a recovery of any property that was transferred by the institution before the appointment of the conservator or receiver, 65 Fed. Reg. 49191. In addition, the Final Rule has no effect on any of the FDIC's other rights or powers not specifically limited by the Final Rule, including its rights and powers with respect to fraudulent transfers and other transfers taken in contemplation of an institution's insolvency or with the intent to hinder, delay or defraud an institution or its creditors. 12 C.F.R.ss.360.6(e); 65 Fed. Reg. 49192.

                  Section 1821(e)(11) of the Act provides that:

                  No provision of [Section 1821(e)] shall be construed as permitting the avoidance of any legally enforceable or perfected security interest in any of the assets of any depository institution except where such an interest is taken in contemplation of the institution's insolvency or with the intent to hinder, delay or defraud the institution or the creditors of such institution.

                  As stated above, we are aware of no facts that indicate any transfer of Receivables by Discover Bank to the Trust has been or will be made in contemplation of Discover Bank's insolvency; nor are we aware of any facts that indicate any transfer of Receivables to the Trust has been or will be made with the intent to hinder, delay or defraud Discover Bank or the creditors of Discover Bank.

                  The Policy Statement expressly reserves the FDIC's right, "as conservator or receiver, to redeem or prepay any secured obligation of [a depositary institution] by repudiation or otherwise." 58 Fed. Reg. 16834 (1993). We note that the Policy Statement further provides that the FDIC will make such a decision within a reasonable period of time which generally should not exceed 180 days from the date of appointment of the FDIC as conservator or receiver for the depository institution.

                  In case of a repudiation pursuant to Section 1821(e), the secured party is entitled to damages. The Policy Statement emphasizes, however, that Section 1821(e) limits the liability of the FDIC as conservator or receiver for exercising its repudiation rights to "actual direct compensatory damages" and that the secured party's damages are to be determined as of the date of appointment of the conservator or receiver, and not, as in certain "qualified financial contracts," as of the date of repudiation. 58 Fed. Reg. 16834 (1993). We note that the Resolution Trust Corporation, which has ceased to exist as of December 31, 1995 (the FDIC has taken over its responsibilities), took the position that it had the authority to repudiate a depository institution's obligation to pay post-insolvency interest, but adopted a policy of not doing so. We note that in a 1993 case involving the repudiation by the Resolution Trust Corporation of certain secured zero-coupon bonds issued by a savings association, a United States federal district court held that "actual direct compensatory damages" in the case of a marketable security meant the market value of the repudiated bonds as of the date of repudiation. See Employees' Retirement Sys. v. Resolution Trust Corp., 840 F.Supp. 972 (S.D.N.Y. 1993).

                  E. If the FDIC were appointed as receiver or conservator of Discover Bank pursuant to Section 1821(c)(3) of the Act, it would have in addition to the powers conferred on it by Section 1821 of the Act, the powers conferred on it under any provision of Delaware law applicable to a conservator or receiver of a Delaware state depository institution. However, if the FDIC were appointed as receiver or conservator of Discover Bank pursuant to
                        Section 1821(c)(4) of the Act, Delaware law as a general rule does not apply to the conservatorship or receivership.

                  We do not express any opinion herein:

                  (i) as to the creation, validity or enforceability of any interest of Discover Bank in the Receivables or the proceeds thereof;

                  (ii) as to the enforceability of any of the Receivables, or the extent to which any of the Receivables may be subject to defenses of the related Account holder (including, without limitation, any limitation on the enforceability of any of the Receivables, or any defense to which any of the Receivables may be subject, as a result of Discover Bank's alleged failure to file with the federal bankruptcy courts, with respect to certain Accounts, bankruptcy reaffirmation agreements as required under applicable provisions of Chapter 7 of the United States Bankruptcy Code);

                  (iii) as to Discover Bank's rights in or title to any of the Receivables or the proceeds thereof;

                  (iv) as to whether the transfer of Receivables to the Trust constitutes an absolute transfer;

                  (v) as to whether the purported absolute transfer of all Receivables now existing or hereafter created is effective to convey to the Trust, as of the date of purported absolute transfer, Receivables that do not exist as of the date of such purported absolute transfer, or as to whether Receivables hereafter created in an Account are deemed to exist as of the date hereof;

                  (vi) with respect to Receivables relating to Additional Accounts or Surviving Accounts or, in each case, the proceeds thereof;

                  (vii) as to whether the administrative expenses of the FDIC or any other receiver or conservator of Discover Bank would have priority over the Trust's interest in Receivables or proceeds thereof;

                  (viii) as to whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of the Trust's rights in the Receivables, the proceeds thereof or rights to payment; and

                  (ix) as to the consequences of a discontinuation or revocation by the FDIC or a court of the Policy Statement or the Letter or the refusal by the FDIC or a court to apply the Policy Statement or the Letter.

                  This opinion is rendered only to you and is solely for your benefit in connection with the above transactions. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose without our prior written consent, except that each of Standard & Poor's Ratings Services, Moody's Investors Service, Fitch IBCA, Inc., Duff & Phelps Credit Rating Co., Discover Receivables Financing Corporation, Morgan Stanley & Co. Incorporated, and [ names of other underwriters, if any ] may rely upon the foregoing opinions to the same extent as if this letter were addressed to it.

                  All of the foregoing opinions are expressly subject to there being no material change in the law.

                                                     Very truly yours,